Exhibit 99.1

Contacts: Media Alecia Pulman (646) 277-1220 apulman@icrinc.com

For Immediate Release	Investor Relations Tom Ryan (203) 682-8200 tryan@icrinc.com Raphael Gross (203) 682-8200 rgross@icrinc.com

Ruth’s Hospitality Group, Inc. Announces Appointment of Kevin Toomy as Senior Vice President & Chief Operating Officer of the Ruth’s Chris Steakhouse Brand

HEATHROW, Fla.—(BUSINESS WIRE)—October 30, 2008—Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) today reported that Kevin Toomy, currently serving as the Company’s Vice-President of Special Projects, has been promoted and will assume the role of Senior Vice President & Chief Operating Officer of our Ruth’s Chris Steak House division, effective immediately.

Mr. Toomy brings more than thirty years of operations experience and successful leadership to Ruth’s Hospitality Group. He started his career serving as a General Manager for Steak & Ale, Corporation, and shortly thereafter, joined two former Steak & Ale executives to grow the now nationwide Houston’s restaurant brand. He has acquired a unique mix of owner, operator, and franchisee experience, which will greatly enhance the team and the strategic focus of the Ruth’s Chris brand. Kevin has also been a Joint Venture Partner for the well respected Roy’s and Outback Steakhouse brands and, prior to joining the Company, served most recently as Owner and President of the award winning Goldcoast Seafood Grill in South Florida. He joined the Company as Vice President of Special Projects in September 2008.

Michael P. O’Donnell, Chief Executive Officer and President of Ruth’s Hospitality Group, Inc., stated, “Kevin is a welcome addition to our senior operating team during these volatile times. His multi-faceted industry experience, in my mind, represents an ideal fit for the Ruth’s Chris brand. We look forward to his strategic and operational contributions in his new role.”

About Ruth’s Hospitality Group

Ruth’s Hospitality Group, Inc. (Nasdaq: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 145 company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please                    visit:                      www.RuthsChris.com,                     www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, please visit www.rhgi.com.

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as “risk factors” in our 2007 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.